150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20130409070-96
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/20/2013 2:58 PM
	Entity Number E0467252006-2

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

A5 Laboratories Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

TERMS OF PREFERRED STOCK

1. Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the Corporation's Series A Preferred Stock and the number of shares so designated shall be 100,000,000 shares, par value $0.001 per shares.

2. Voting Rights.

a. Except as otherwise expressly provided in the Articles of Incorporation or as required by law, the holders of the shares Series A Preferred Stock shall vote on a share for share basis together with the Common Stock on any matter, including but not limited to the election of directors.

b. Notwithstanding anything contained herein to the contrary, so long as any of the Series A Preferred Stock shall be outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by the Articles of Incorporation or by applicable law) of the holders of at least two-thirds of the total number of shares of Series A Preferred Stock......(continuation attached)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Frank Neukomm, Chief Executive Officer

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Continued from form:

outstanding (in addition to obtaining any required approval of the Common Stock and the Preferred Stock voting together as a group):

i. Amend its Articles of Incorporation, including, but not limited to, if such Amendment would materially adversely affect any of the rights, preferences, privileges of or limitations provided for herein of any shares of the Series A Preferred Stock.

ii. Increase the authorized number of shares of the Series A Preferred Stock;

iii. Create any new class of shares having preferences over or being on a parity with the Series A Preferred Stock as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred Stock then outstanding.

iv. Cause the Corporation to redeem, repurchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose), any share or shares of capital stock of the Corporation other than a redemption, repurchase or other acquisition for cash of Common Stock pursuant to any then effective stockholders' agreement to which the Corporation is a party, or upon termination of the employment of any employee-stockholder at not more than the cost paid by the former employee or stockholder or any shares of Series A Preferred Stock which repurchase is offered pro rata to all holders thereof.

v. Merge or consolidate with any other corporation, except into or with a wholly-owned subsidiary of the Corporation with the requisite shareholder approval.

vi. Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation.

3. Status of Reacquired Shares. Shares of Series A Preferred Stock that have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Nevada) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.